Exhibit 5.1

Narda Ben-Zvi	נרדה בן-צבי
Lori Almouli-Confino*	*לורי אלמולי-קונפינו
Barak Luchtenstein	ברק לוכטנשטיין
David Schottenfels	דוד שוטנפלס
Tsafi Erlich Goldman	צפי ארליך גולדמן
Ori Kasir	אורי קסיר
Inbal Baruch-Rotter	ענבל ברוך-רוטר
Lena Mor	לנה מור
Diana Albu	דיאנה אלבו
Dan Adar	דן אדר
Yuval Beer	יובל בר
Ariel Lavi	אריאל לביא
Dafna Kahn Amster	דפנה קאהן אמסטר
Iren Kripak	אירן קריפק
Anna Barkats	חנה ברכץ
Daniel Ben Shlomo	דניאל בן שלמה
Nirit Shoushan	נירית שושן

*Also admitted to the New York Bar	בעל רשיון גם בניו יורק *

October 18, 2013

Mazor Robotics Ltd.
PO Box 3104
7 HaEshel Street
Caesarea Park South 38900
Israel

Dear Sir and Madam:

We have acted as Israeli counsel to Mazor Robotics Ltd. (the “Company”), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-1 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of the offering by the Company of up to an aggregate maximum offering amount of $46,000,000 of American Depositary Shares (“ADSs”), each representing two (2) of the Company’s ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”).

The term “Ordinary Shares” shall include any additional ordinary shares registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement.

        As counsel to the Company in Israel, we have examined copies of the Memorandum of Association and the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

        Based on the foregoing, we advise you that in our opinion the Ordinary Shares underlying the ADSs are duly authorized, legally issued, fully-paid and non-assessable.

        We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

 We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Ordinary Shares.

Sincerely, /s/ CBLS, Law Offices CBLS, Law Offices